Exhibit 99.1
Spirit Airlines Reports November 2016 Traffic

MIRAMAR, Fla., (December 8, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for November 2016.

Traffic (revenue passenger miles) in November 2016 increased 15.5 percent versus November 2015 on a capacity (available seat miles) increase of 16.4 percent. Load factor for November 2016 was 81.3 percent, a decrease of 0.6 percentage points compared to November 2015.
Preliminary Traffic Results

	November 2016	November 2015	Change
Revenue passenger miles (RPMs) (000)	1,768,981	1,531,435	15.5%
Available seat miles (ASMs) (000)	2,177,315	1,870,762	16.4%
Load factor	81.3%	81.9%	(0.6) pts
Passenger flight segments	1,761,103	1,507,544	16.8%
Average stage length (miles)	986	1,000	(1.4)%
Total departures	12,531	11,077	13.1%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	19,716,075	16,337,436	20.7%
Available seat miles (ASMs) (000)	23,172,117	19,255,064	20.3%
Load factor	85.1%	84.8%	0.3 pts
Passenger flight segments	19,760,427	16,300,250	21.2%
Average stage length (miles)	978	985	(0.7)%
Total departures	136,202	117,290	16.1%

Preliminary Systemwide Operational Performance

November 2016
On-Time Performance[1]	86.4%
Completion Factor	99.7%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 400 daily flights to 59 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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